Exhibit 99.1

IFMI REPORTS FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, March 4, 2014 – Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in credit-related fixed income investments, today reported financial results for its fourth quarter and year ended December 31, 2013.

Adjusted operating loss was $6.4 million, or $0.32 per diluted share, for the three months ended December 31, 2013, compared to adjusted operating income of $4.3 million, or $0.26 per diluted share, for the three months ended December 31, 2012, and adjusted operating loss of $0.6 million, or $0.03 per diluted share, for the three months ended September 30, 2013. Adjusted operating loss was $17.7 million, or $1.00 per diluted share, for the year ended December 31, 2013, compared to adjusted operating income of $7.5 million, or $0.47 per diluted share, for the year ended December 31, 2012. The fourth quarter and full year 2013 adjusted operating results include mark-to-market losses on IFMI’s former investment in Star Asia Finance, Limited (“Star Asia”) of $3.3 million and $12.8 million, respectively, and were also negatively impacted by the consolidation of IFMI’s domestic broker-dealer businesses, including $2.3 million of one-time consolidation related costs. Excluding these two items, adjusted operating loss would have totaled $0.8 million for the three months ended December 31, 2013 and $2.6 million for the year ended December 31, 2013. Note that all mark-to-market losses and gains on IFMI’s investment in Star Asia include the impact of any foreign currency hedges. Adjusted operating income is not a measure recognized under US generally accepted accounting principles (“GAAP”). See Note 1 on page 4.

“With the recently completed sale of the Star Asia Group and the merger of our two US broker-dealer businesses, JVB and PrinceRidge, we are confident that today IFMI is more focused and better positioned to take advantage of growth opportunities in capital markets, asset management, and principal investing,” said Lester Brafman, Chief Executive Officer of IFMI. “We continue to work diligently to reposition the Company for future success and remain committed to generating enhanced returns and increasing value for our shareholders.”

Comparisons to Prior Year Periods

Revenue was $11.7 million for the three months ended December 31, 2013, compared to $23.4 million for the three months ended December 31, 2012. The decrease was primarily the result of decreases in net trading revenue of $12.2 million and in new issue and advisory revenue of $0.8 million, partially offset by increases in asset management revenue of $1.1 million and in principal transactions and other revenue of $0.2 million. The decrease in net trading revenue occurred across all of the Company’s trading operations, and was partially the result of the previously announced 20% reduction in staffing levels at the beginning of the fourth quarter of 2013 and also continued weakness in the trading markets generally at the end of 2013. The increase in asset management revenue was primarily the result of incentive fees in the Company’s European separate account business that were received in the fourth quarter of 2013, as well as the acquisition of the remaining 50% of the equity of Star Asia Management Ltd. in 2013 and its resulting consolidation, partially offset by the decrease in management fees related to the February 2013 scheduled conclusion of the three-year services agreement related to the sale of the Alesco 10-17 management contracts in 2010.

Revenue was $57.5 million for the year ended December 31, 2013, compared to $95.2 million for the year ended December 31, 2012. The decrease was the result of decreases of $31.0 million in net trading revenue, $3.4 million in asset management revenue, and $4.8 million in principal transactions and other revenue, partially offset by increases in new issue and advisory revenue of $1.4 million. The decrease in net trading revenue occurred across all of the Company’s trading operations, and was partially the result of the previously announced 20% reduction in staffing levels at the beginning of the fourth quarter of 2013 and also continued weakness in the trading markets generally at the end of 2013. The decrease in asset management revenue was primarily the result of the February 2013 scheduled conclusion of the three-year services agreement related to the sale of the Alesco 10-17 management contracts in 2010 and a one-time final portfolio management fee of $3.8 million, which was paid in connection with the termination of one of the Company’s European CDOs in 2012. The decrease in principal transactions and other revenue was primarily the result of $12.8 million in mark-to-market losses on the Company’s investment in Star Asia during 2013, including a $7.6 million negative impact from the weakening of the Japanese Yen, as compared to $7.2 million in mark-to-market losses on the Company’s investment in Star Asia during 2012, including a $5.5 million negative impact from the weakening of the Japanese Yen.

Compensation and benefits expense was $9.6 million for the three months ended December 31, 2013, compared to $13.1 million for the three months ended December 31, 2012, a decrease of $3.5 million, or 27%. Compensation as a percentage of revenue was 82% in the fourth quarter of 2013, as compared to 56% in the fourth quarter of 2012. Adjusting the fourth quarter of 2013 for the $3.3 million mark-to-market loss on the Company’s investment in Star Asia and $1.2 million of severance costs results in compensation as a percentage of revenue of 56%. Adjusting the fourth quarter of 2012 for a $3.5 million mark-to-market loss on the Company’s investment in Star Asia and $0.2 million of severance costs results in compensation as a percentage of revenue of 48%. Compensation and benefits expense was $47.2 million for the year ended December 31, 2013, compared to $63.0 million for the year ended December 31, 2012, a decrease of $15.8 million, or 25%. Compensation as a percentage of revenue was 82% in 2013, as compared to 66% in 2012. Adjusting 2013 for the $12.8 million mark-to-market loss on the Company’s investment in Star Asia and $1.3 million of severance costs results in compensation as a percentage of revenue of 65%. Adjusting 2012 for a $7.2 million mark-to-market loss on the Company’s investment in Star Asia and $3.2 million of severance costs results in compensation as a percentage of revenue of 58%. The number of IFMI employees decreased from 197 at December 31, 2012, to 148 at December 31, 2013, a 25% reduction.

Total operating expenses were $78.6 million for the year ended December 31, 2013, compared to $94.9 million for the year ended December 31, 2012, a decrease of $16.3 million, or 17%. The 2013 operating expenses include $2.3 million of one-time consolidation related costs for employee separation, vendor contract termination, and other consolidation related expenses, in each case, relating to the consolidation of the Company’s two domestic broker-dealer businesses, JVB and PrinceRidge.

In 2013, the Company realized an income tax benefit of $3.6 million, which was comprised of: (i) a deferred tax benefit of $2.1 million primarily resulting from changes in the expected reversal patterns of the Company’s deferred tax liability as well as changes in the expiration dates of the Company’s carry forward assets; (ii) a tax benefit of $1.4 million representing the recognition of a previously unrecognized tax benefit that became effectively settled during the period; and (iii) other miscellaneous net tax benefits of $0.1 million. In 2012, the Company realized an income tax benefit of $0.6 million, which was primarily the result of changes in the reversal pattern of the Company’s deferred tax liabilities as well as changes in applicable state and local tax rates in the jurisdictions in which the Company operates.

Net loss was $6.1 million, or $0.28 per diluted share, for the three months ended December 31, 2013, compared to net income of $4.1 million, or $0.26 per diluted share, for the three months ended December 31, 2012. Net loss was $19.9 million, or $1.08 per diluted share, for the year ended December 31, 2013, compared to a net loss of $2.0 million, or $0.09 per diluted share, for the year ended December 31, 2012.

Comparisons to Prior Quarter

Revenue was $11.7 million for the three months ended December 31, 2013, compared to $18.1 million for the three months ended September 30, 2013. The difference was the result of decreases of $1.8 million in net trading revenue, $2.5 million in new issue and advisory revenue, and $3.7 million in principal transactions and other revenue, which were partially offset by an increase of $1.6 million in asset management revenue. The decrease in net trading revenue occurred in the Company’s PrinceRidge operation, which was partially offset by nominal increases in the net trading revenue of the Company’s JVB and European operations. The decrease in new issue and advisory revenue was due to one large transaction closing in the third quarter, compared to several smaller transactions closing in the fourth quarter. The decrease in principal transactions and other revenue was primarily the result of $3.3 million in mark-to-market losses on the Company’s investment in Star Asia during the fourth quarter of 2013, including a $2.2 million negative impact from the weakening of the Japanese Yen, compared to $0.1 million in mark-to-market gains on the Star Asia investment in the third quarter of 2013. The increase in asset management revenue was primarily the result of incentive fees in the Company’s European separate account business that were received in the fourth quarter of 2013.

Compensation and benefits expense was $9.6 million for the three months ended December 31, 2013, compared to $11.5 million for the three months ended September 30, 2013, a decrease of $1.9 million, or 17%. Compensation as a percentage of revenue was 82% in the fourth quarter of 2013, as compared to 64% in the third quarter of 2013. Adjusting the fourth quarter of 2013 for the $3.3 million mark-to-market loss on the Company’s investment in Star Asia and $1.2 million of severance costs results in compensation as a percentage of revenue of 56%. In the third quarter of 2013, the mark-to-market gain on the Company’s investment in Star Asia and severance costs were immaterial. The number of IFMI employees decreased from 189 at September 30, 2013, to 148 at December 31, 2013, a 22% reduction.

Net loss was $6.1 million, or $0.28 per diluted share, for the three months ended December 31, 2013, compared to net loss of $0.3 million, or $0.01 per diluted share, for the three months ended September 30, 2013.

Other Events

Consolidation of C&Co/PrinceRidge and JVB Financial into Single Broker-Dealer. On February 3, 2014, the Company announced that it had completed the process of consolidating its two registered broker-dealer subsidiaries, C&Co/PrinceRidge LLC and JVB Financial Group LLC, into a single broker-dealer subsidiary to be operated under the JVB Financial brand. The Company believes that the consolidation will enhance the integration of products, services, and processes across IFMI’s various lines of business. Further, the Company believes that the consolidation will generate cost synergies and provide for a more efficient utilization of capital. In connection with the consolidation, the Company reduced the size of its workforce by approximately 20%. In the fourth quarter of 2013 and in connection with the consolidation of JVB and PrinceRidge, IFMI incurred pre-tax charges for employee separation, vendor contract termination expenses, and consolidation related costs of approximately $2.3 million.

Sale of the Star Asia Group. On February 20, 2014, IFMI announced that it had completed the sale of its entire ownership interest in the Star Asia Group to an investment vehicle managed by Taro Masuyama and Malcolm MacLean, the senior members of the management team of the Star Asia Group, for approximately $20.0 million. In addition, IFMI will receive 15% of the revenues of certain Star Asia Group and other management companies for a period of at least four years following the closing of the transaction. The sale bolstered the Company’s capital position while allowing the Company to participate in the future upside potential of the business through the revenue sharing arrangement. IFMI’s fourth quarter and full year 2013 results were unfavorably impacted by mark-to-market losses on the Star Asia investment, primarily driven by the weakening of the Japanese Yen. The sale of the Star Asia Group has eliminated IFMI’s exposure to fluctuations in the value of the Japanese Yen.

Total Permanent Equity and Dividend Declaration

•	At December 31, 2013, total permanent equity was $61.2 million, as compared to $75.8 million as of December 31, 2012.

•	The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on April 1, 2014, to stockholders of record on March 18, 2014.

Conference Call

Management will hold a conference call this morning at 10:00 AM EST to discuss these results. The conference call will also be available via webcast. Interested parties can access the live webcast by clicking the webcast link on the Company’s website at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 7544673, or request the IFMI earnings call. A recording of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 7544673.

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. IFMI’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries, JVB Financial Holdings, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of December 31, 2013, IFMI managed approximately $5.7 billion in credit-related fixed income assets in a variety of asset classes including US trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

Note 1: Adjusted operating income (loss) and adjusted operating income (loss) per share are non-GAAP measures of performance. Please see the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “ might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, and (j) an inability to achieve projected integration synergies. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Year Ended
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12
Revenues

Net trading	$6,015	$7,824	$18,175	$38,528	$69,486
Asset management	6,242	4,644	5,162	19,803	23,172
New issue and advisory	1,159	3,692	1,997	6,418	5,021
Principal transactions and other income	(1,745)	1,926	(1,957)	(7,232)	(2,439)

Total revenues	11,671	18,086	23,377	57,517	95,240

Operating expenses

Compensation and benefits	9,620	11,529	13,140	47,167	62,951
Business development, occupancy, equipment	1,546	1,429	1,825	5,817	5,795
Subscriptions, clearing, and execution	3,661	2,495	2,872	10,822	11,446
Professional services and other operating	3,439	3,436	3,746	13,410	13,448
Depreciation and amortization	369	367	282	1,405	1,305

Total operating expenses	18,635	19,256	21,865	78,621	94,945

Operating income (loss)	(6,964)	(1,170)	1,512	(21,104)	295

Non-operating income (expense)

Interest expense, net	(1,082)	(1,047)	(545)	(4,193)	(3,732)
Other non-operating income (expense)	(15)	—	—	(15)	(4,271)
Income from equity method affiliates	113	101	2,363	1,828	5,052

Income (loss) before income taxes	(7,948)	(2,116)	3,330	(23,484)	(2,656)
Income tax expense (benefit)	(1,804)	(1,807)	(723)	(3,565)	(615)

Net income (loss)	(6,144)	(309)	4,053	(19,919)	(2,041)
Less: Net income (loss) attributable to the noncontrolling interest	(2,132)	(205)	1,092	(6,601)	(1,073)

Net income (loss) attributable to IFMI	$(4,012)	$(104)	$2,961	$(13,318)	$(968)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

Earnings per share

	Three Months Ended			Year Ended
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12
Basic
Net income (loss) attributable to IFMI	$(4,012)	$(104)	$2,961	$(13,318)	$(968)
Basic shares outstanding	14,477	11,876	10,882	12,340	10,733

Net income (loss) attributable to IFMI per share	$(0.28)	$(0.01)	$0.27	$(1.08)	$(0.09)

Fully Diluted
Net income (loss) attributable to IFMI	$(4,012)	$(104)	$2,961	$(13,318)	$(968)
Net income (loss) attributable to the noncontrolling interest	(2,132)	(205)	1,092	(6,601)	(1,073)
Net loss (income) attributable to the noncontrolling interest that is not converted	—	(7)	(33)	9	216
Adjustment	665	154	349	876	307

Enterprise net income (loss)	$(5,479)	$(162)	$4,369	$(19,034)	$(1,518)

Basic shares outstanding	14,477	11,876	10,882	12,340	10,733
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,253	5,324	5,252
Additional dilutive shares	—	—	439	—	—

Fully diluted shares outstanding	19,801	17,200	16,574	17,664	15,985

Fully diluted net income (loss) per share	$(0.28)	$(0.01)	$0.26	$(1.08)	$(0.09)

Reconciliation of adjusted operating income (loss) to operating income (loss) and calculations of per share amounts

Operating income (loss)	$(6,964)	$(1,170)	$1,512	$(21,104)	$295
Noncontrolling interest portion of PrinceRidge operating loss (income)	23	(4)	(25)	38	766
Depreciation and amortization	369	367	282	1,405	1,305
One-time cash compensation related to former Chairman and former CEO of PrinceRidge	—	—	—	—	2,104
IFMI share of incentive fees included in income from equity method investments	—	—	1,720	—	1,720
Share-based compensation	186	207	837	1,947	1,271

Adjusted operating income (loss)	$(6,386)	$(600)	$4,326	$(17,714)	$7,461

Fully diluted shares outstanding	19,801	17,200	16,574	17,664	15,985

Adjusted operating income (loss) per share	$(0.32)	$(0.03)	$0.26	$(1.00)	$0.47

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2013 (unaudited)	December 31, 2012
Assets
Cash and cash equivalents	$13,161	$14,500
Receivables from brokers, dealers, and clearing agencies	1,846	12,253
Due from related parties	883	452
Other receivables	5,658	8,488
Investments - trading	117,618	176,139
Other investments, at fair value	26,877	38,323
Receivables under resale agreements	29,395	70,110
Goodwill	11,113	11,113
Other assets	10,244	9,623

Total assets	$216,795	$341,001

Liabilities
Payables to brokers, dealer, and clearing agencies	$30,711	$96,211
Accounts payable and other liabilities	8,221	13,080
Accrued compensation	4,224	8,203
Trading securities sold, not yet purchased	49,504	44,167
Securities sold under agreements to repurchase	28,748	70,273
Deferred income taxes	4,530	6,603
Debt	29,674	25,847

Total liabilities	155,612	264,384

Temporary Equity
Redeemable noncontrolling interest	—	829

Permanent Equity
Voting nonconvertible preferred stock	5	5
Common stock	14	11
Additional paid-in capital	73,866	64,829
Accumulated other comprehensive loss	(636)	(495)
Accumulated deficit	(21,754)	(7,370)

Total IFMI stockholders’ equity	51,495	56,980
Noncontrolling interest	9,688	18,808

Total permanent equity	61,183	75,788

Total liabilities and equity	$216,795	$341,001

Non-GAAP Measures

Adjusted operating income (loss) and adjusted operating income (loss) per diluted share

Adjusted operating income (loss) is not a financial measure recognized by GAAP. Adjusted operating income (loss) represents operating income (loss), computed in accordance with GAAP, before depreciation and amortization, share-based compensation expense, one-time compensation charge related to the former Chairman and former CEO of PrinceRidge, and the non-convertible non-controlling interest’s share of operating income (loss), plus the Company’s share of any incentive fees earned included in income from equity method affiliates. Depreciation, amortization, and share based compensation expenses that have been excluded from adjusted operating income (loss) are non-cash items. The one-time compensation charge related to the former Chairman and former CEO of PrinceRidge was excluded due to the non-recurring nature of the expense. Incentive fees earned as a component of income from equity method affiliates are included so that all incentive fees earned are treated in a consistent manner as part of adjusted operating income (loss). Adjusted operating income (loss) per diluted share is calculated, by dividing adjusted operating income (loss) by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted operating income (loss) and related per diluted share amounts to evaluate the performance of our operations. Adjusted operating income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income (loss) should not be assessed in isolation from or construed as a substitute for operating income (loss) prepared in accordance with GAAP. Adjusted operating income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden and Joe Berg, 212-355-4449
Executive Vice President and Chief Financial Officer	jgolden@joelefrank.com or jberg@joelefrank.com
investorrelations@ifmi.com